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                                                                   Exhibit 3.155

                           ARTICLES OF INCORPORATION
                                       OF
                              HORSE & RIDER, INC.

            The undersigned incorporator, being a natural person 18 years of age or older, in order to form a corporate entity under California Statutes, General Corporation Law, hereby adopts the following Articles of Incorporation:

                                    ARTICLE I

            The name of this Corporation is Horse & Rider, Inc.

                                   ARTICLE II

            The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

            The name of this corporation's initial agent for service of process in the State of California is: C T CORPORATION SYSTEM.

                                   ARTICLE IV

            This Corporation is authorized to issue an aggregate total of 1,000 shares, all of which shall be designated Common Stock, having a par value of $1.00 per share.

                                    ARTICLE V

            The name and address of the incorporator of this Corporation is as follows:

                        Amy Tomczyk
                        2200 Harvest Center
                        90 South Seventh Street
                        Minneapolis, Minnesota 55402

                                   ARTICLE VI

            No shareholder of this Corporation shall have any preemptive rights to subscribe for, purchase or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.
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                                  ARTICLE VII

            Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation not needing approval by the shareholders under California Corporations Code, may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors are present.

                                  ARTICLE VIII

            The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

            IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of September, 1991.


                                                 /s/ Amy Tomczyk
                                           ------------------------------
                                           Amy Tomczyk, Incorporator

                                                                          [SEAL]


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